Exhibit 99.1

Contact:	James A. D. Smith

President and Chief Executive Officer

Phone: 650-562-1424

FOR IMMEDIATE RELEASE:

GENELABS TECHNOLOGIES, INC. REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2006

REDWOOD CITY, Calif. – November 13, 2006 – Genelabs Technologies, Inc. (Nasdaq:GNLB) today reported revenues of $3.6 million and a net loss of $0.6 million, or $0.03 per share, for the third quarter ended September 30, 2006. This compares to revenues of $1.7 million and a net loss of $2.8 million, or $0.16 per share for the third quarter of 2005. Revenues for the first nine months of 2006 were $7.6 million and the net loss was $8.3 million, or $0.42 per share, compared to revenues of $5.1 million and a net loss of $8.6 million, or $0.48 per share, for the same period in 2005.

The increase in revenue in the third quarter of 2006 compared to the third quarter of 2005 resulted primarily from our non-nucleoside collaboration with Novartis Institutes for BioMedical Research, Inc. targeted at hepatitis C virus, or HCV, which commenced in June 2006. Third quarter revenue associated with this collaboration includes on-going research funding as well as a portion of a $12.5 million up-front license fee which is being recognized on a straight line basis over the three-year term of our potential obligations under the collaboration. During the third quarter we also recorded revenue from our ongoing nucleoside HCV collaboration with Gilead Sciences, Inc.

“Chronic infection with hepatitis C virus has emerged as an important worldwide public health threat for which the currently available treatments are generally accepted to be sub-optimal,” stated James A. D Smith, Genelabs President and Chief Executive Officer. “Many experts believe future HCV treatment could evolve to include multiple direct antiviral drugs that function by different mechanisms, both to overcome anticipated viral resistance as well as to improve overall response rates. Genelabs has established itself as a significant player in HCV drug discovery, having established premier partnerships with Novartis and Gilead for our non-nucleoside and nucleoside HCV programs, respectively. We have also retained a third HCV program targeted at NS5a for ourselves and are evaluating additional approaches to inhibit the replication of this virus. Taking multiple mechanistic approaches to HCV drug discovery diversifies the inherent risk in any one program, and at the same time if multi-drug regimens ultimately emerge as the standard for treating HCV, these different programs have the potential to be complementary.”

During the third quarter we also recorded revenue from our collaborations for the development and commercialization of Prestara™ with Watson Pharmaceuticals, Inc. and Tanabe Seiyaku Co., Ltd.

“With PrestaraTM, we continue to make progress with the FDA toward finalizing a protocol for a new phase III clinical trial designed to support an indication for the treatment of lupus.” stated Mr. Smith.

Total operating expenses were $4.5 million and $4.7 million for the third quarters of 2006 and 2005, respectively, and $16.4 million and $14.1 million for the nine months ended September 30, 2006 and 2005, respectively. The increase in operating expenses for the nine months ended September 30, 2006 is primarily the result of costs recorded in the 2006 period for which there is no comparable expense in the 2005 period. This includes incentive-based compensation recorded after the Company met board-specified criteria in the second quarter of 2006, non-cash stock-based compensation charges following the adoption of SFAS 123R in 2006 and a fee paid to a financial advisor in the second quarter of 2006 related to the collaboration with Novartis. Incentive-based compensation and non-cash stock-based compensation charges recorded in the third quarter of 2006 were offset by a decrease in general and administrative expenses, including legal, finance and facilities related costs, resulting in a net decrease when compared to the third quarter of 2005.

At September 30, 2006, Genelabs had cash and cash equivalents of $20.8 million.

About Genelabs Technologies

Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note: Genelabs® and the Genelabs logo are registered trademarks and Prestara™ is a trademark of Genelabs Technologies, Inc.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding the advancement of the Company’s HCV drug discovery programs and the protocol for a new clinical trial of Prestara for lupus. These forward-looking statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, delisting of Genelabs common stock from the Nasdaq Capital Market; potential development failures or setbacks in our HCV research programs or in our collaborations with Novartis and/or Gilead; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding Prestara™, including an adverse response from the FDA or a determination to discontinue development of Prestara; and increases in expenses and Genelabs’ capital requirements. Please see the information appearing in Genelabs’ filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions “Risk Factors” and “Forward-Looking Statements” for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.

-Financials to follow-

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)	Note 1
ASSETS
Cash and cash equivalents	$20,758	$10,061
Other current assets	1,344	689
Property and equipment	976	951
Long-term investment and other assets	1,110	960
	$24,188	$12,661

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued liabilities	$2,913	$2,356
Unearned contract revenue	18,106	7,958
Shareholders' equity	3,169	2,347
	$24,188	$12,661

Note 1: Derived from audited financial statements

GENELABS TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenue:
Contract	$3,422	$1,556	$7,133	$4,664
Royalty	180	142	493	466
Total revenue	3,602	1,698	7,626	5,130

Operating expenses:
Research and development	3,231	2,944	10,878	9,425
General and administrative	1,299	1,720	5,552	4,640

Total operating expenses	4,530	4,664	16,430	14,065

Operating loss	(928)	(2,966)	(8,804)	(8,935)
Interest income, net	295	121	484	364

Net loss	$(633)	$(2,845)	$(8,320)	$(8,571)

Net loss per common share – basic and diluted	$(0.03)	$(0.16)	$(0.42)	$(0.48)

Weighted average shares outstanding to calculate basic and diluted net loss per common share	24,050	17,774	19,941	17,725